Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:

Analyst and Press Inquiries:

David Leggette

+1 610 995 7349

david.leggette@cbreim.com

Investor Relations:

+1 888 711 4272

www.cbreim.com/igr

CBRE Investment Management

Announces Closed-End Fund Name Change

Philadelphia – October 7, 2021 – CBRE Investment Management Listed Real Assets LLC (formerly CBRE Clarion Securities LLC) today announced a change to the name of the CBRE Clarion Global Real Estate Income Fund (the “Fund”). The Fund’s investment objectives will remain the same, and the Fund will continue to trade on the New York Stock Exchange under its ticker symbol, IGR. The name change and other important details are as follows:

Prior Fund Name	New Fund Name	CUSIP	Ticker	New Website

CBRE Clarion Global Real Estate Income Fund	CBRE Global Real Estate Income Fund	12504G100 (unchanged)	IGR (unchanged)	www.cbreim.com/igr

The Fund’s Board of Directors approved the name change following the name change for the Fund’s investment adviser, CBRE Investment Management Listed Real Assets LLC, formerly CBRE Clarion Securities LLC (the “Adviser”).

On September 22, 2021, the Adviser changed its name in conjunction with the rebranding of CBRE Global Investors and all sub-brands. The adoption of a single identity as CBRE Investment Management simplifies the brand and further bolsters the business’s ability to deliver real assets solutions by using the combined expertise to drive performance so clients, people and communities thrive.

About CBRE Investment Management

CBRE Investment Management is a leading global real assets investment management firm with $129.1 billion in assets under management* as of June 30, 2021, operating in more than 30 offices and 20 countries around the world. Through its investor-operator culture, the firm seeks to deliver sustainable investment solutions across real assets categories, geographies, risk profiles and execution formats so that its clients, people, and communities thrive.    CBRE Investment Management Listed Real Assets LLC is a separately registered investment adviser within CBRE Investment Management that specializes in the management of global listed real assets solutions.

CBRE Investment Management Press Release

CBRE Investment Management is an independently operated affiliate of CBRE Group, Inc. (NYSE:CBRE), the world’s largest commercial real estate services and investment firm (based on 2020 revenue). CBRE has more than 100,000 employees serving clients in more than 100 countries. CBRE Investment Management harnesses CBRE’s data and market insights, investment sourcing and other resources for the benefit of its clients. For more information about CBRE Investment Management, please visit www.cbreim.com

*Assets under management (AUM) refers to the fair market value of real assets-related investments with respect to which CBRE Investment Management provides, on a global basis, oversight, investment management services and other advice and which generally consist of investments in real assets; equity in funds and joint ventures; securities portfolios; operating companies and real assets-related loans. This AUM is intended principally to reflect the extent of CBRE Investment Management’s presence in the global real assets market, and its calculation of AUM may differ from the calculations of other asset managers and from its calculation of regulatory assets under management for purposes of certain regulatory filings.